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                                                                     EXHIBIT 4.2


                            AVIC GROUP INTERNATIONAL, INC.
                         NONQUALIFIED STOCK OPTION AGREEMENT


    THIS AGREEMENT is made as of September 12, 1996 by and between AVIC Group International, Inc., a Delaware corporation (the "Company"), and Troy & Gould Professional Corporation ("Optionee").


                                    R E C I T A L


    The Board of Directors of the Company (the "Board of Directors") has authorized the granting to Optionee, for services rendered by Optionee as a consultant to the Company, of a non-qualified stock option to purchase the number of shares of Common Stock of the Company specified in Paragraph 1 hereof, at the price specified therein, such option to be for the term and upon the terms and conditions hereinafter stated.


                                  A G R E E M E N T


    NOW, THEREFORE, in consideration of the premises and of the undertakings of the parties hereto contained herein, it is hereby agreed:

    1. NUMBER OF SHARES; OPTION PRICE. Pursuant to said action of the Board of Directors, the Company hereby grants to Optionee the option ("Option") to purchase 24,962 shares ("Option Shares") of Common Stock of the Company at the price of $1.50 per share. The exercise price of the Option is intended to be paid by the cancellation from the amount of $37,443 owing on a portion of Optionee's bill for legal consulting services performed for the benefit of the Company through the billing period ended July 31, 1996, as and when options are exercised.

    2. TERM. This Option shall expire on the day before the third anniversary of the date hereof unless such Option shall have been terminated prior to that date in accordance with the provisions of this Agreement.

    3. SHARES SUBJECT TO EXERCISE. All 24,962 Option Shares shall be immediately exercisable and shall thereafter remain subject to exercise for the term specified in Paragraph 2 hereof, subject, however, to the provisions of Paragraph 6 hereof.


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    4.   METHOD AND TIME OF EXERCISE.  The Option may be exercised by written notice delivered to the Company stating the number of shares with respect to which the Option is being exercised, upon written notice to the Company of cancellation of indebtedness owing by the Company to Optionee for services rendered by Optionee as a consultant to the Company. Not less than 100 shares may be purchased at any one time unless the number purchased is the total number purchasable under such Option at the time. Only whole shares may be purchased.

    5. TAX WITHHOLDING. As a condition to exercise of this Option, the Company may require the Optionee to pay over to the Company all applicable federal, state and local taxes which the Company is required to withhold with respect to the exercise of this Option. At the discretion of the Company and upon the request of the Optionee, the minimum statutory withholding tax requirements may be satisfied by the withholding of shares of Common Stock otherwise issuable to the Optionee upon the exercise of this Option.

    6. EXERCISE ON TERMINATION OF EMPLOYMENT. This Option shall not terminate upon the termination of Optionee's services as a consultant to the Company.

    7. NONTRANSFERABILITY. This Option may not be assigned or transferred except to members, shareholders or employees of Optionee, or, if applicable, by will or by the laws of descent and distribution, and may be exercised only by Optionee during Optionee's lifetime and after Optionee's death, by Optionee's representative or by the person entitled thereto under Optionee's will or the laws of intestate succession.

    8. OPTIONEE NOT A SHAREHOLDER. Optionee shall have no rights as a shareholder with respect to the Common Stock of the Company covered by the Option until the date of issuance of a stock certificate or stock certificates to him upon exercise of the Option. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate or certificates are issued.

    9. NO RIGHT TO PERFORM SERVICES. Nothing in this Option shall confer upon the Optionee any right to perform services for the Company, or shall interfere with or restrict in any way the rights of the Company to discharge or terminate Optionee as an independent contractor or consultant at any time for any reason whatsoever, with or without good cause.


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    10.  RESTRICTIONS ON SALE OF SHARES.  Optionee represents and agrees that, upon Optionee's exercise of the Option in whole or part, unless there is in effect at that time under the Securities Act of 1933 a registration statement relating to the shares issued to him, he will acquire the shares issuable upon exercise of this Option for the purpose of investment and not with a view to their resale or further distribution, and that upon each exercise thereof Optionee will furnish to the Company a written statement to such effect, satisfactory to the Company in form and substance. Optionee agrees that any certificates issued upon exercise of this Option may bear a legend indicating that their transferability is restricted in accordance with applicable state or federal securities law. Any person or persons entitled to exercise this Option under the provisions of Paragraphs 5 and 6 hereof shall, upon each exercise of the Option under circumstances in which Optionee would be required to furnish such a written statement, also furnish to the Company a written statement to the same effect, satisfactory to the Company in form and substance.

    11. NOTICES. All notices to the Company shall be addressed to the Company at the principal office of the Company at 599 Lexington Avenue, 44th Floor, New York, New York 10022, Telecopier No. (212) 319-9288, and all notices to Optionee shall be addressed to Optionee at the address and telecopier number of Optionee on file with the Company, or to such other address and telecopier number as either may designate to the other in writing. A notice shall be deemed to be duly given if and when enclosed in a properly addressed sealed envelope deposited, postage prepaid, with the United States Postal Service and followed by telecopier to the addressee. In lieu of giving notice by mail as aforesaid, written notices under this Agreement may be given by personal delivery to Optionee or to the Company (as the case may be).

    12. SALE OR OTHER DISPOSITION. If Optionee at any time contemplates the disposition (whether by sale, gift, exchange or other form of transfer) of any Shares acquired by exercise of this Option, Optionee will first notify the Company in writing of such proposed disposition and cooperate with the Company in complying with all applicable requirements of law, which, in the judgment of the Company, must be satisfied prior to such disposition.

    13. ADJUSTMENTS. If there is any change in the capitalization of the Company affecting in any manner the number or kind of outstanding shares of Common Stock of the Company, whether by stock dividend, stock split, reclassification or recapitalization of such stock, or because the Company has merged or consolidated with one or more other corporations (and provided


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the Option does not thereby terminate pursuant to Section 2 hereof), then the number and kind of shares then subject to the Option and the price to be paid therefor shall be appropriately adjusted by the Board of Directors; PROVIDED, HOWEVER, that in no event shall any such adjustment result in the Company's being required to sell or issue any fractional shares. Any such adjustment shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with an appropriate adjustment to the price of each Share or other unit of security covered by this Option.

    14. CESSATION OF CORPORATE EXISTENCE. Notwithstanding any other provision of this Option, upon the dissolution or liquidation of the Company, the reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or the sale of substantially all the assets of the Company or of more than 50% of the then outstanding stock of the Company to another corporation or other entity, the Option granted hereunder shall terminate; provided, however, that:
(i) each Option for which no option has been tendered by the surviving corporation in accordance with all of the terms of provision (ii) immediately below shall, within five days before the effective date of such dissolution or liquidation, merger or consolidation or sale of assets in which the Company is not the surviving corporation or sale of stock, become fully exercisable; or
(ii) in its sole and absolute discretion, the surviving corporation may, but shall not be so obligated to, tender to any Optionee, an option to purchase shares of the surviving corporation, and such new option or options shall contain such terms and provisions as shall be required substantially to preserve the rights and benefits of this Option.

    15. INVALID PROVISIONS. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision were not contained herein.

    16. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    17. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.


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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                  AVIC GROUP INTERNATIONAL, INC.
                                  ("Company")




                                  By: /s/ Joseph R. Wright, Jr.
                                      ------------------------------------------
                                     Joseph R. Wright, Jr.
                                     Chief Executive Officer



Social Security Number            ("Optionee")
or Employer Identification        TROY & GOULD
Number:                            PROFESSIONAL CORPORATION



                                  By: /s/ William D. Gould
------------------------------        ------------------------------------------
                                     William D. Gould
                                     Professional Corporation

                                  Address:

                                  1801 Century Park East
                                  Sixteenth Floor
                                  Los Angeles, California 90067
                                  Telecopier No. (310) 201-4746


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